Exhibit 99.1
News Release
LCA-Vision Increases Earnings Per Share 42% and Grows Revenues 35%
Procedure Volume Increases 31% and Same-Store Revenue Grows 21%
Company Raises Full-Year 2006 Earnings Guidance to $1.80 — $1.90
Cincinnati, July 25, 2006 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, today announced financial and operational results for the three months and six months ended June 30, 2006.
Second Quarter 2006 Highlights
•	Earnings per share increased 42% to $0.51 from $0.36.

•	Revenues grew 35% to approximately $65.5 million from approximately $48.4 million.

•	Procedure volume rose 31% to 47,308 from 36,010.

•	Same-store revenues in the U.S. grew 21%, which includes 40 vision centers.

•	Successfully opened three new LasikPlus vision centers in Paramus, New Jersey; Grand Rapids, Michigan; and Seattle, Washington. LasikPlus vision centers are now located in 40 markets in 27 states.
“We are pleased with our second quarter and year-to-date financial and operational results,” said Craig Joffe, LCA-Vision’s Interim Chief Executive Officer and Chief Operating Officer. “We continue to deliver industry-leading growth based on strong performance from both new and existing LasikPlus vision centers.”
“Our operational and financial results demonstrate the soundness of our business model and our ability to consistently execute our strategy to capture market share and grow at a rate significantly faster than the industry. In the second quarter of 2006 we grew earnings per share 42% and revenues 35%, with same-store revenues increasing 21%.”
“We successfully opened three new LasikPlus vision centers during the second quarter, and last week announced the opening of a second location in the Houston market. Year-to-date, we have opened four new vision centers and now own and operate 53 LasikPlus vision centers in the United States. We remain on track to meet our goal of opening a total of 10 to 12 vision centers this year.”
“Laser vision correction is one of the nation’s most widely performed elective surgical procedures. Growing positive consumer acceptance of this life-enhancing procedure coupled with strong word-of-mouth referrals and our ability to satisfy our patients with the right combination of advanced technology, experience, and exceptional quality of care at an affordable price continues to fuel our business and grow our market share in both new and existing markets.”

Net Income & Earnings Per Share
Second quarter 2006 net income increased 39% to approximately $10.9 million from approximately $7.8 million in the second quarter of 2005. Second quarter 2006 earnings per diluted share increased 42% to $0.51 from $0.36 in the second quarter of 2005. Included in net income for the second quarter of 2006 was the after-tax cost of approximately $1,251,000, or $0.06 per diluted share, for the expensing of equity-based compensation as a result of the adoption of FAS 123(R) that became effective January 1, 2006.
Revenues & Operating Income
Revenues grew 35% to approximately $65.5 million in 2006’s second quarter from approximately $48.4 million in 2005’s second quarter. Procedure volume increased 31% in 2006’s second quarter to 47,308 from 36,010 procedures performed in 2005’s second quarter. Operating income increased 32% to approximately $17.0 million in 2006’s second quarter from approximately $12.9 million in 2005’s second quarter. Second quarter 2006 operating income was reduced by approximately $1,603,000 as a result of the expensing of equity-based compensation.
Cash Position
Cash provided by operations grew 37% to approximately $32.9 million for the six months ended June 30, 2006 from approximately $24.1 million for the six months ended June 30, 2005. Cash and cash equivalents increased to approximately $131.1 million as of June 30, 2006 from approximately $111.0 million as of December 31, 2005.
Year-to-Date Results
For the six months ended June 30, 2006, net income increased 40% to approximately $24.0 million from approximately $17.1 million for the six months ended June 30, 2005, and earnings per diluted share increased 40% to $1.12 from $0.80. Included in net income for the first six months of 2006 was the after-tax cost of approximately $2,287,000, or $0.11 per diluted share, for the expensing of equity-based compensation.
For the six months ended June 30, 2006, revenues grew 41% to approximately $138.8 million from approximately $98.6 million for the six months ended June 30, 2005. Procedure volume increased 37% to 100,680 procedures from 73,588 procedures. Operating income increased 33% to approximately $37.7 million from approximately $28.3 million. Operating income in the first six months of 2006 was reduced by approximately $2,852,000 as a result of the expensing of equity-based compensation.
Outlook
LCA-Vision is increasing earnings guidance for the full-year of 2006. Earnings per diluted share are now expected to be in the range of $1.80 to $1.90, compared with prior guidance of $1.75 to $1.85. The company continues to expect revenue growth of at least 30% to 40% for the balance of 2006. Guidance reflects an effective tax rate of approximately 41% to 42% for all periods, and also includes the expected full-year impact of approximately $0.20 to $0.22 per diluted share for the expensing of stock options and other share-based compensation that became effective January 1, 2006.

Conference Call & Webcast
As previously announced, a conference call and webcast will be held today, Tuesday, July 25, 2006 at 10:00 a.m. (ET). To access the conference call, dial 866-322-1352 (within the United States and Canada), or 706-758-1564 (international callers). The webcast and presentation will be available at the investor relations section of LCA-Vision’s website. A replay of the call and webcast will begin approximately two hours after the live call has ended. To access the replay, dial 800-642-1687 (within the United States and Canada), or 706-645-9291 (international callers) and enter the conference ID number: 233 81 22.
Forward-Looking Statements
This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. Forward-looking statements in this release, including statements regarding our belief that revenues and earnings will exhibit healthy year-over-year growth for fiscal 2006, among others, are based on information available to us as of the date hereof. Actual results could differ materially from those stated or implied in such forward-looking statements due to risks and uncertainties associated with our business, including, without limitation, those concerning economic, political and sociological conditions; market acceptance of our services; the successful execution of marketing strategies to cost effectively drive patients to our vision centers; competition in the laser vision correction industry; an inability to attract new patients; the possibility of long-term side effects and adverse publicity regarding laser vision correction; operational and management instability; regulatory action against us or others in the laser vision correction industry; and the relatively high fixed cost structure of our business. For a further discussion of the factors that may cause actual results to differ materially from current expectations, please review our filings with the Securities and Exchange Commission, including but not limited to our Forms 10-K and 10-Q. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the Securities and Exchange Commission, we assume no obligation to update the information included in this news release, whether as a result of new information, future events, or circumstances, or otherwise.
About LCA-Vision Inc./LasikPlus
LCA-Vision Inc. is a leading provider of laser vision correction services under the LasikPlus brand. We own and operate 53 LasikPlus fixed-site laser vision correction centers in the United States and a joint venture in Canada. Additional information is available at our corporate websites: www.lca-vision.com and www.lasikplus.com. It’s Not Just LASIK. It’s LasikPlus!
For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com
Corporate Websites: http://www.lca-vision.com • http://www.lasikplus.com
Corporate Headquarters: 7840 Montgomery Road • Cincinnati OH 45236

LCA-Vision Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues — Laser refractive surgery	$65,453	$48,391	$138,849	$98,581

Operating costs and expenses
Medical professional and license fees	11,312	8,745	24,890	18,264
Direct costs of services	18,259	13,577	39,174	26,924
General and administrative expenses	5,312	3,111	10,241	6,563
Marketing and advertising	11,421	8,030	22,768	14,803
Depreciation	2,107	2,006	4,042	3,756

Operating income	17,042	12,922	37,734	28,271

Equity in earnings from unconsolidated businesses	185	—	323	24
Minority equity interest	(7)	(237)	(15)	(411)
Interest expense	(64)	(36)	(125)	(49)
Interest income	1,403	779	2,841	1,289
Dividend income	75	23	140	42

Income before taxes on income	18,634	13,451	40,898	29,166

Income tax expense	7,757	5,623	16,929	12,028

Net income	$10,877	$7,828	$23,969	$17,138

Income per common share
Basic	$0.52	$0.38	$1.15	$0.84
Diluted	$0.51	$0.36	$1.12	$0.80

Dividends declared per share	$0.12	$0.08	$0.24	$0.16

Weighted average shares outstanding
Basic	20,836	20,429	20,791	20,333
Diluted	21,474	21,548	21,469	21,390

LCA-Vision Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$131,051	$111,031
Accounts receivable, net of allowance for doubtful accounts of $2,600 and $2,641	11,387	10,520
Receivables from vendors	3,795	3,207
Prepaid expenses, inventory and other	10,097	4,031
Income taxes receivable	—	2,875
Deferred tax assets	3,561	3,542

Total current assets	159,891	135,206
Property and equipment	68,641	63,026
Accumulated depreciation and amortization	(42,428)	(38,342)

Property and equipment, net	26,213	24,684
Accounts receivable, net of allowance for doubtful accounts of $508 and $504	1,296	1,132
Deferred compensation plan assets	3,230	2,569
Investment in unconsolidated businesses	481	158
Deferred tax assets	2,064	2,064
Other assets	1,066	1,039

Total Assets	$194,241	$166,852

Liabilities and Stockholders’ Investment
Current liabilities
Accounts payable	$2,920	$3,800
Accrued liabilities and other	11,419	8,910
Debt maturing in one year	2,581	2,122

Total current liabilities	16,920	14,832
Capital lease obligations	1,457	1,434
Deferred compensation liability	3,230	2,569
Insurance reserve	5,402	3,840
Minority equity interest	37	41
Stockholders’ investment
Common stock ($0.001 par value; 24,685,172 and 24,368,992 shares and 20,937,878 and 20,768,198 shares issued and outstanding, respectively)	25	24
Contributed capital	155,619	145,262
Common stock in treasury, at cost (3,747,294 shares and 3,600,794 shares)	(23,919)	(17,671)
Retained earnings	35,449	16,514
Accumulated other comprehensive income	21	7

Total stockholders’ investment	167,195	144,136

Total Liabilities and Stockholders’ Investment	$194,241	$166,852

LCA-Vision Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in thousands)

	Six Months Ended June 30,
	2006	2005
Cash flow from operating activities:
Net income	$23,969	$17,138
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,042	3,756
Provision for loss on doubtful accounts	(37)	626
Deferred income taxes	(19)	3,517
Tax benefit on disqualified disposition of stock option	3,303	—
Stock-based compensation	2,852	—
Deferred compensation	661	527
Insurance reserve	1,562	1,038
Equity in earnings of unconsolidated affiliates	(323)	(24)
Changes in working capital:
Accounts receivable	(994)	(3,421)
Receivables from vendors	(588)	(503)
Prepaid expenses, inventory and other	(6,066)	182
Income taxes receivable	2,875	—
Accounts payable	(880)	(3,059)
Income taxes payable	—	3,616
Accrued liabilities and other	2,502	727

Net cash provided by operations	$32,859	$24,120
Cash flow from investing activities:
Purchase of property and equipment	(3,856)	(4,667)
Distribution from minority equity investees	—	187
Deferred compensation plan	(661)	(555)
Other, net	(17)	414

Net cash used in investing activities	$(4,534)	$(4,621)
Cash flow from financing activities:
Principal payments of long-term notes, debt and capital lease obligations	(1,226)	(424)
Shares repurchased for treasury stock	(6,248)	—
Exercise of stock options	4,203	4,870
Dividends paid to stockholders	(5,034)	(3,256)

Net cash (used in) provided by financing activities	(8,305)	1,190

Increase in cash and cash equivalents	20,020	20,689
Cash and cash equivalents at beginning of period	111,031	86,588

Cash and cash equivalents at end of period	$131,051	$107,277